Exhibit 10.12

COLLATERAL & SECURITY AGREEMENT

1. Security Interest. Writer hereby grants to Holder a security interest in the following described property (“Security” or “Collateral” or “Security Interest”):

$1,000,000 WORTH OF A-1 MONEY MARKET FUND

This Collateral and security interest will secure the payment and performance of the Writer’s Secured & Collateralized Promissory Note Document C-02152008 in the amount of $1,000,000 (one million).

2. Warranties and Covenants of Writer. Writer makes the following warranties and covenants to Holder:

(A)  Writer is the sole owner of the Collateral free from any lien, security interest, or encumbrance, and Writer will defend the Collateral against all claims and demands of all parties at any time claiming interest therein.

(B)  This Collateral has not been pledged, assigned, or hypothecated for any other purpose, and no financing statement is on file in any local, state, or federal institution, bureau, government, or public office.

(C)  While the principal and interest balance of the Secured & Collateralized Promissory Note Document C-02152008 remains outstanding, Writer will not transfer, sell, offer to sell, assign, pledge, liquidate, spend, or otherwise transfer to any party an amount of the Collateral equal to or greater than the outstanding balance of the Secured & Collateralized Promissory Note Document C-02152008.

(D)  Writer will pay promptly when due all taxes, expenses, and assessments upon the Collateral.

3. Perfection. Holder has the right, upon its election, to perfect the Collateral and security and this Collateral and Security Agreement by filing a financing statement or like instrument with its proper local, state, or federal institution, bureau, government, or public office or take other such action as may be required by applicable law. Holder is encouraged to perfect this instrument, and Writer will reasonably assist in Holder’s doing so.

4. Remedies Upon Default. In the event of Writer’s default on the Secured & Collateralized Promissory Note Document C-02152008, Holder may declare all obligations secured hereby immediately due and payable and shall have the remedies of a secured party, including without limitation the right to take immediate and exclusive possession of the Collateral or any part thereof, or to obtain a court order to do so; and the Writer must surrender the security and Collateral to the Holder within 5 (five) business days of receiving written notice that Holder is taking possession of the Collateral as remedy of default.

5. Normal Course of Business. Provided that no default has occurred on the Secured & Collateralized Promissory Note Document C-02152008, Writer will use and possess the Collateral in the normal course of business. Further, Writer may liquidate, transfer, or exchange the Collateral into another viable investment vehicle with equal or greater market value, such as liquidation of money market fund into cash, or liquidation of money market fund for purposes of investing in other viable investment vehicles including but not limited to bonds, other money market funds, mutual funds, or stocks. However, any liquidation, transfer, or exchange into another viable investment vehicle will not affect Holder’s security, rights, or claims to the underlying Collateral. Writer will at all times take the necessary reasonable steps to maintain the perfection of Holder’s security interest in the pledged account, and at any time upon Holder’s request, Writer will promptly provide update on the investment vehicle placement of this Collateral.

6.   Termination of Security. At the time of prepayment or payoff of the Secured & Collateralized Promissory Note Document C-02152008 to Holder by Writer, Holder’s security interest in this Collateral shall automatically terminate. In the event that the Collateral and security interest were perfected by Holder as set forth in Section 3, upon termination of security as set forth in this section 6, the Holder will withdraw any and all perfection instruments on the collateral and security within 5 (five) business days.

7.   Governing Law. This agreement will be governed by, and construed and enforced in accordance, with the laws of the State of Florida, without regard to the conflict of laws principles thereof.

8.   No Public Announcement. No public announcement may be made regarding this Collateral & Security Agreement without written permission by both Writer and Holder. In the event that any securities law requires this document to be filed publicly, all information  regarding description of the Collateral that is considered personal financial information shall be struck out with X and listed as follows:

$1,000,000 WORTH OF A-1 MONEY MARKET FUND

9.   Effective Date. This agreement will become effective as set forth in Section 2.9 of Secured & Collateralized Promissory Note Document C-02152008.

HOLDER/SECURED PARTY:	WRITER:

/s/ William M. Caldwell, IV	/s/ Justin Keener
William Caldwell	JMJ Financial / Its Principal
Chairman & CEO
Advanced Cell Technology Inc.

Dated:	Dated:	2/14/08

NOTARY PUBLIC-STATE OF FLORIDA
Christie Barrocas
Commission # DD735899
Expires: Nov. 19, 2011
BONDED THRU ATLANTIC BONDING CO., INC.